EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2021 Results
•Petroleum Additives Second Quarter Shipments Strong, Margins Compressed
•First Half Net Income of $121.7 Million and Earnings Per Share of $11.13
•Petroleum Additives First Half Operating Profit of $168.3 Million
Richmond, VA, July 28, 2021 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2021.
Net income for the second quarter of 2021 was $52.0 million, or $4.75 per share, compared to net income of $22.3 million, or $2.05 per share, for the second quarter of 2020. Results for the second quarter of 2020 were severely impacted by the COVID-19 pandemic and the resulting government restrictions on the movement of people, goods and services to combat the spread of the virus in its early stages. For the first half of 2021, net income was $121.7 million, or $11.13 per share, compared to $107.9 million or $9.78 per share, for the first half of last year.
Sales for the petroleum additives segment for the second quarter of 2021 were $586.6 million, up from $408.7 million in the second quarter of 2020. Petroleum additives operating profit for the second quarter of 2021 was $74.2 million, compared to $33.1 million for the same period last year. The increase was due to higher shipments, lower conversion costs and favorable changes in selling prices, partially offset by higher raw material costs. Shipments increased 41.1% between periods, driven by increases in all world regions in both lubricant additives and fuel additives. Petroleum additives operating margin for the second quarter of 2021 was 12.7%, significantly lower than our historical average.
Petroleum additives sales for the first half of the year were $1.2 billion compared to sales in the first half of last year of $966.1 million. Petroleum additives operating profit for the first half of the year was $168.3 million compared to $146.7 million for the first half of 2020. The increase was due to higher shipments and lower conversion costs, partially offset by higher raw material costs. Shipments increased 19.1% between periods, due to increases in lubricant additives shipments. Fuel additives shipments were relatively flat between periods.
We are encouraged by our petroleum additives operating results and the strong shipments for the first half of 2021, but disappointed with our operating margins. Our product shipments for the first half of 2021 are the highest since the first half of 2018. However, we are seeing downward pressure on our operating margins due mainly to the steady increase in raw material costs throughout the year. While our efforts have been focused on recovering these cost increases, we have been experiencing the lag between when price increases go into effect and when margins start to improve. Margin improvement will continue to be a priority until we see margins consistently within our historical ranges.
During the first half of 2021, we funded capital expenditures of $44.4 million, and paid dividends of $41.5 million. In March 2021, we issued $400 million 2.70% senior notes that are due in 2031.
We remain focused on the long-term success of our company, including emphasis on satisfying customer needs, generating solid operating results, and promoting the greatest long-term value for our shareholders, customers and employees. We believe the fundamentals of how we run our business – a long-term view, safety and people first culture, customer-focused solutions, technology-driven product offerings, and a world-class supply chain capability – will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, July 29, 2021 to review second quarter results. You can access the conference call live by dialing 1-844-602-0380 (domestic) or 1-862-298-0970 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until August 5, 2021 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 41908. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/41908. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2020 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Petroleum additives	$586,587	$408,703	$1,151,485	$966,075
All other	4,134	2,161	5,851	4,206
Total	$590,721	$410,864	$1,157,336	$970,281
Segment operating profit:
Petroleum additives	$74,200	$33,061	$168,271	$146,732
All other	17	(399)	(647)	(64)
Segment operating profit	74,217	32,662	167,624	146,668
Corporate unallocated expense	(3,548)	(5,467)	(7,860)	(9,698)
Interest and financing expenses	(8,869)	(7,005)	(15,212)	(14,109)
Other income (expense), net	5,258	7,078	11,876	14,485
Income before income tax expense	$67,058	$27,268	$156,428	$137,346
Net income	$51,952	$22,349	$121,664	$107,890
Earnings per share - basic and diluted	$4.75	$2.05	$11.13	$9.78

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$590,721	$410,864	$1,157,336	$970,281
Cost of goods sold	449,722	314,126	854,584	692,636
Gross profit	140,999	96,738	302,752	277,645
Selling, general, and administrative expenses	34,735	35,432	71,650	71,147
Research, development, and testing expenses	35,517	33,549	71,854	69,055
Operating profit	70,747	27,757	159,248	137,443
Interest and financing expenses, net	8,869	7,005	15,212	14,109
Other income (expense), net	5,180	6,516	12,392	14,012
Income before income tax expense	67,058	27,268	156,428	137,346
Income tax expense	15,106	4,919	34,764	29,456
Net income	$51,952	$22,349	$121,664	$107,890
Earnings per share - basic and diluted	$4.75	$2.05	$11.13	$9.78
Cash dividends declared per share	$1.90	$1.90	$3.80	$3.80

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$153,864	$125,172
Marketable securities	376,295	0
Trade and other accounts receivable, less allowance for credit losses	399,373	336,395
Inventories	457,957	401,031
Prepaid expenses and other current assets	35,982	35,480
Total current assets	1,423,471	898,078
Property, plant, and equipment, net	680,315	665,147
Intangibles (net of amortization) and goodwill	128,531	129,944
Prepaid pension cost	141,151	137,069
Operating lease right-of-use assets	64,980	61,329
Deferred charges and other assets	40,264	42,308
Total assets	$2,478,712	$1,933,875
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$259,209	$189,937
Accrued expenses	69,185	78,422
Dividends payable	18,613	15,184
Income taxes payable	5,242	3,760
Operating lease liabilities	14,460	13,410
Other current liabilities	5,416	11,742
Total current liabilities	372,125	312,455
Long-term debt	990,551	598,848
Operating lease liabilities - noncurrent	50,489	48,324
Other noncurrent liabilities	216,337	214,424
Total liabilities	1,629,502	1,174,051
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,928,129 at June 30, 2021 and 10,921,377 at December 31, 2020)	1,748	717
Accumulated other comprehensive loss	(164,947)	(173,164)
Retained earnings	1,012,409	932,271
Total shareholders' equity	849,210	759,824
Total liabilities and shareholders' equity	$2,478,712	$1,933,875

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2021	2020
Net income	$121,664	$107,890
Depreciation and amortization	41,719	42,356
Unrealized (gain) loss on marketable securities	2,314	0
Cash pension and postretirement contributions	(5,184)	(5,152)
Working capital changes	(59,484)	(60,072)
Deferred income tax expense	6,654	3,322
Purchases of marketable securities	(387,653)	0
Proceeds from sales and maturities of marketable securities	9,894	0
Capital expenditures	(44,394)	(40,088)
Issuance of 2.70% senior notes	395,052	0
Debt issuance costs	(3,897)	(1,348)
Net borrowings under revolving credit facility	0	47,059
Repurchases of common stock	0	(100,000)
Dividends paid	(41,526)	(41,916)
All other	(6,467)	5,616
Increase (decrease) in cash and cash equivalents	$28,692	$(42,333)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income	$51,952	$22,349	$121,664	$107,890
Add:
Interest and financing expenses, net	8,869	7,005	15,212	14,109
Income tax expense	15,106	4,919	34,764	29,456
Depreciation and amortization	20,594	20,709	40,918	41,568
EBITDA	$96,521	$54,982	$212,558	$193,023